Exhibit 10.1

COALBED NATURAL GAS (CBNG) UNIT AGREEMENT

FOR THE DEVELOPMENT AND OPERATION

OF THE

SPYGLASS HILL (CBNG) UNIT AREA

COUNTY OF CARBON

STATE OF WYOMING

COALBED NATURAL GAS (CBNG) UNIT AGREEMENT

FOR THE DEVELOPMENT AND OPERATION

OF THE

SPYGLASS HILL (CBNG) UNIT AREA

COUNTY OF CARBON

STATE OF WYOMING

NO. WYW-177572X

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32.	No Partnership	17
33.	Termination of Existing Units	17
34.	State Land Provisions	17
35.	Amendment of Unit Agreement	18

	Exhibit “A’ - Plat of Unit Area

	Exhibit “A-1” – Outline of Unit Sub-Areas

	Exhibit “B” - Schedule showing percentage and kind of ownership in Unit Area

	Exhibit “B-1” – Schedule showing percentage and kind of ownership in existing Doty Mountain and Sun Dog Unit Areas (subject to termination and merger into Unit Area pursuant to Section 33)

ii

COALBED NATURAL GAS (CBNG) UNIT AGREEMENT

FOR THE DEVELOPMENT AND OPERATION

OF THE

SPYGLASS HILL (CBNG) UNIT AREA

COUNTY OF CARBON

STATE OF WYOMING

NO. WYW-177572X

THIS UNIT AGREEMENT, entered into as of the 26th day of February, 2011, by and between the parties subscribing, ratifying, or consenting hereto, and herein referred to as the “parties hereto,”

WITNESSETH:

WHEREAS, the parties hereto are the owners of working, royalty, or other oil and gas interests in the unit area subject to this Unit Agreement; and

WHEREAS, the Mineral Leasing Act of February 25, 1920, 41 Stat. 437, as amended, 30 U. S. C. § 181 et seq., authorizes Federal lessees and their representatives to unite with each other, or jointly or separately with others, in collectively adopting and operating under a unit plan of development or operations of any oil and gas pool, field, or like area, or any part thereof for the purpose of more properly conserving the natural resources thereof whenever determined and certified by the Secretary of the Interior to be necessary or advisable in the public interest; and

WHEREAS, the parties hereto hold sufficient interests in the Spyglass Hill (CBNG) Unit Area covering the land hereinafter described to give reasonably effective control of operations therein; and

WHEREAS, it is the purpose of the parties hereto to conserve natural resources, to prevent waste, to adopt the best management practices and mitigation measures to minimize adverse effects upon the environment consistent with the Atlantic Rim Environmental Impact Statement, and to secure other benefits obtainable through development and operation of the area subject to this Unit Agreement under the terms, conditions, and limitations herein set forth;

WHEREAS, portions of the lands hereinafter described are now subject to (i) the Sun Dog (CBM) Unit approved effective as of January 22, 2002, contracted and expanded effective as of November 1, 2004 (the “Sun Dog Unit”); and (ii) the Doty Mountain (CBM) Unit approved effective as of April 19, 2004, contracted and expanded effective as of August 1, 2006 (the “Doty Mountain Unit”).  It is the intent of the parties hereto, including the parties to the Sun Dog Unit and the Doty Mountain Unit, that in the event of a discovery of Unitized Substances in paying quantities under this Unit Agreement, the Sun Dog Unit and the Doty Mountain Unit shall be terminated and the lands subject thereto shall be merged into this Unit Agreement and its Unit Area because of the more efficient manner of development and operation of the combined area afforded thereby.  Until such termination and merger are effected in accordance with Section 33 hereof, the Sun Dog Unit and the Doty Mountain Unit shall continue to be operated as separate units except that drilling thereunder will be permissible to satisfy Section 9 hereof.

NOW, THEREFORE, in consideration of the premises and the promises herein contained, the parties hereto commit to this Unit Agreement their respective interests in the below-defined unit area and agree severally among themselves as follows:

1.  ENABLING ACT AND REGULATIONS.  The Mineral Leasing Act of February 25, 1920, as amended, supra, and all valid pertinent regulations including operating and unit plan regulations and State of Wyoming leases and rules and regulations, heretofore issued thereunder or valid, pertinent and reasonable regulations hereafter issued thereunder are accepted and made a part of this Unit Agreement as to Federal and State of Wyoming lands, provided such regulations are not inconsistent with the terms of this Unit Agreement; and as to non-Federal lands, the oil and gas operating regulations in effect as of the effective date hereof governing drilling and producing operations, not inconsistent with the terms hereof or the laws of the State in which the non-Federal land is located, are hereby accepted and made a part of this Unit Agreement.  In addition, the parties hereto have used their best efforts to ensure that the terms of this Unit Agreement comply with the provisions of, and support the purposes of, the Atlantic Rim Environmental Impact Statement.

2.  UNIT AREA.  The area specified on the map attached hereto, marked Exhibit “A,” is hereby designated and recognized as constituting the unit area (hereinafter “Unit Area”), containing 113,290.38 acres, more or less.

Exhibit “A” shows, in addition to the boundary of the Unit Area, the boundaries and identity of tracts and leases in said area to the extent known to the Unit Operator.  Exhibit “B” attached hereto is a schedule showing to the extent known to the Unit Operator, the acreage, percentage, and kind of ownership of oil and gas, including coalbed gas, interests in all lands in the Unit Area.  However, nothing herein or in Exhibits “A” or “B” shall be construed as a representation by any party hereto as to the ownership of any interest other than such interest or interests as are shown in the Exhibits as owned by such party.  Exhibits “A” and “B” shall be revised by the Unit Operator whenever changes in the Unit Area or in the ownership interests in the individual tracts render such revision necessary, or when requested by the Authorized Officer, hereinafter referred to as “AO” and not less than four copies of the revised Exhibits shall be filed with the proper Bureau of Land Management office.

In addition to the various tracts and leases described in Exhibit “A”, the Unit Area is divided into five separate “Sub-Areas.  The boundaries of the separate Sub-Areas are identified in Exhibit “A-1”.  The Doty Mountain Unit and the Sun Dog Unit are contained within the boundaries of Sub-Areas I and II, respectively.  Upon termination and merger of the Sun Dog Unit and the Doty Mountain Unit as provided in Section 33, the lands within the Doty Mountain Unit shall be merged into Sub-Area I and the lands within the Sun Dog Unit shall be merged into Sub-Area II.

The above-described Unit Area shall when practicable be expanded to include therein any additional lands or shall be contracted to exclude lands whenever such expansion or contraction is deemed to be necessary or advisable to conform with the purposes of this Unit Agreement.  Such expansion or contraction shall be effected in the following manner:

(a)           Unit Operator, on its own motion (after preliminary concurrence by the AO), or on demand of the AO, shall prepare a notice of proposed expansion or contraction describing the contemplated changes in the boundaries of the Unit Area, the reasons therefor, any plans for additional drilling, and the proposed effective date of the expansion or contraction, preferably the first day of a month subsequent to the date of notice.

(b)           Said notice shall be delivered to the proper Bureau of Land Management office, and copies thereof mailed to the last known address of each working interest owner, lessee and lessor whose interests are affected, advising that thirty (30) days will be allowed for submission to the Unit Operator of any objections.

(c)           Upon expiration of the 30-day period provided in the preceding item (b) hereof, Unit Operator shall file with the AO evidence of mailing of the notice of expansion or contraction and a copy of any objections thereto which have been filed with Unit Operator, together with an application in triplicate, for approval of such expansion or contraction and with appropriate joinders.

(d)           After due consideration of all pertinent information, the expansion or contraction shall, upon approval by the AO, become effective as of the date prescribed in the notice thereof or such other appropriate date.

(e)           All legal subdivisions of lands (i.e., 40 acres by Government survey or its nearest lot or tract equivalent; in instances of irregular surveys, unusually large lots or tracts shall be considered in multiples of 40 acres or the nearest aliquot equivalent thereof), no parts of which are in or entitled to be in a participating area on or before the tenth anniversary of the effective date of the first initial participating area established under this Unit Agreement, shall be eliminated automatically from this Unit Agreement, effective as of said tenth anniversary, and such lands shall no longer be a part of the Unit Area and shall no longer be subject to this Unit Agreement; provided, however, that such lands shall not be eliminated and shall remain subject to this Unit Agreement for up to five extension periods of one year each as long as the Parties to this Unit Agreement diligently continue to drill at least 30 wells per year after such tenth anniversary.  There will be no carryover of wells drilled in excess of the 30 wells that are required to satisfy the drilling requirements for any given one-year period.  The Unit Operator shall, within ninety (90) days after the effective date of any elimination hereunder, describe the area so eliminated to the satisfaction of the AO and promptly notify all parties in interest.  All lands reasonably proved productive of Unitized Substances in paying quantities by diligent drilling operations after the aforesaid 10-year period shall become participating in the same manner as during the first 10-year period.

Any expansion of the Unit Area pursuant to this section which embraces lands theretofore eliminated pursuant to this subsection 2(e) shall not be considered automatic commitment or recommitment of such lands.

3.  UNITIZED LAND AND UNITIZED SUBSTANCES.   All land now or hereafter committed to this Unit Agreement shall constitute land referred to herein as “Unitized Land” or “land subject to this Unit Agreement”.  All oil and gas, including coalbed natural gas, in any and all formations of the Unitized Land from the surface of the earth down to and including the stratigraphic equivalent of the base of the Mesaverde Group which occurs at a log depth of 3,346 feet as found on that certain Gamma Ray/Induction/Density well log on the Federal 1691 8i well, located in SE/4 of Section 8, T-16-N, R-91-W, Carbon County, Wyoming, are unitized under the terms of this Unit Agreement and herein are called “Unitized Substances”; provided, however, that it is the specific intent of the parties hereto not to cause or effectuate any horizontal segregation of any Federal lease committed hereto as a consequence of the aforementioned depth limitations of the unitized lands.

4. UNIT OPERATOR.  Anadarko E&P Company LP is hereby designated as Unit Operator and by signature hereto as Unit Operator agrees and consents to accept the duties and obligations of Unit Operator for the discovery, development, and production of Unitized Substances as herein provided.  Whenever reference is made herein to the Unit Operator, such reference means the Unit Operator acting in that capacity and not as an owner of interest in Unitized Substances, and the term “working interest owner” when used herein shall include or refer to Unit Operator as the owner of a working interest only when such an interest is owned by it.

5. RESIGNATION OR REMOVAL OF UNIT OPERATOR.  Unit Operator shall have the right to resign at any time prior to the establishment of a participating area or areas hereunder, but such resignation shall not become effective so as to release Unit Operator from the duties and obligations of Unit Operator and terminate Unit Operator’s rights as such for a period of six  months after notice of intention to resign has been served by Unit Operator on all working interest owners and the AO and until all wells then drilled hereunder are placed in a satisfactory condition for suspension or abandonment, whichever is required by the AO, unless a new Unit Operator shall have been selected and approved and shall have taken over and assumed the duties and obligations of Unit Operator prior to the expiration of said period.

Unit Operator shall have the right to resign in like manner and subject to like limitations as above provided at any time after a participating area established hereunder is in existence, but in all instances of resignation or removal, until a successor Unit Operator is selected and approved as hereinafter provided, the working interest owners shall be jointly responsible for performance of the duties of Unit Operator, and shall not later than thirty (30) days before such resignation or removal becomes effective appoint a common agent to represent them in any action to be taken hereunder.

The resignation of Unit Operator shall not release Unit Operator from any liability for any default by it hereunder occurring prior to the effective date of its resignation.

The Unit Operator may, upon default or failure in the performance of its duties or obligations hereunder, be subject to removal by the same percentage vote of the owners of working interests as herein provided for the selection of a new Unit Operator.  Such removal shall be effective upon notice thereof to the AO.

The resignation or removal of Unit Operator under this Unit Agreement shall not terminate its right, title, or interest as the owner of a working interest or other interest in Unitized Substances, but upon the resignation or removal of Unit Operator becoming effective, such Unit Operator shall deliver possession of all wells, equipment, materials, and appurtenances used in conducting the unit operations to the new duly qualified successor Unit Operator or to the common agent, if no such new Unit Operator is selected, to be used for the purpose of conducting unit operations hereunder.  Nothing herein shall be construed as authorizing removal of any material, equipment, or appurtenances needed for the preservation of any wells.

6. SUCCESSOR UNIT OPERATOR.  Whenever the Unit Operator shall tender his or its resignation as Unit Operator or shall be removed as hereinabove provided, or a change of Unit Operator is negotiated by the working interest owners, the owners of the working interests according to their respective acreage interests in all Unitized Land shall, pursuant to the Approval of the Parties requirements of the Unit Operating Agreement, select a successor Unit Operator.  Such selection shall not become effective until:

(a)           a Unit Operator so selected shall accept in writing the duties and responsibilities of Unit Operator, and

(b)           the selection shall have been approved by the AO.

If no successor Unit Operator is selected and qualified as herein provided, the AO at his election may declare this Unit Agreement terminated.

7. ACCOUNTING PROVISIONS AND UNIT OPERATING AGREEMENT.  If the Unit Operator is not the sole owner of working interests, costs and expenses incurred by Unit Operator in conducting unit operations hereunder shall be paid and apportioned among and borne by the owners of working interests, all in accordance with the agreement or agreements entered into by and between the Unit Operator and the owners of working interests, whether one or more, separately or collectively.  Any agreement or agreements entered into between the working interest owners and the Unit Operator as provided in this section, whether one or more, are herein referred to as the “Unit Operating Agreement”.  Such Unit Operating Agreement shall also provide the manner in which the working interest owners shall be entitled to receive their respective proportionate and allocated share of the benefits accruing hereto in conformity with their underlying operating agreements, leases, or other independent contracts, and such other rights and obligations as between Unit Operator and the working interest owners as may be agreed upon by Unit Operator and the working interest owners; however, no such Unit Operating Agreement shall be deemed either to modify any of the terms and conditions of this Unit Agreement or to relieve the Unit Operator of any right or obligation established under this Unit Agreement, and in case of any inconsistency or conflict between this Unit Agreement and the Unit Operating Agreement, this Unit Agreement shall govern.  One copy of any Unit Operating Agreement executed pursuant to this section shall be filed in the proper Bureau of Land Management office, prior to approval of this Unit Agreement.

8. RIGHTS AND OBLIGATIONS OF UNIT OPERATOR.  Except as otherwise specifically provided herein, the exclusive right, privilege, and duty of exercising any and all rights of the parties hereto which are necessary or convenient for prospecting for, producing, storing, allocating, and distributing the Unitized Substances are hereby delegated to and shall be exercised by the Unit Operator as herein provided.  Acceptable evidence of title to said rights shall be deposited with Unit Operator and, together with this Unit Agreement, shall constitute and define the rights, privileges, and obligations of Unit Operator.  Nothing herein, however, shall be construed to transfer title to any land or to any lease or operating agreement, it being understood that under this Unit Agreement the Unit Operator, in its capacity as Unit Operator, shall exercise the rights of possession and use vested in the parties hereto only for the purposes herein specified.

9. INITIAL DRILLING OBLIGATIONS; FURTHER DEVELOPMENT.

(a)           Initial Drilling Obligation.  Notwithstanding anything contained in this Unit Agreement to the contrary, except Section 24. UNAVOIDABLE DELAY, 25 wells shall be drilled in the Unit Area within twelve months following the effective date of this Unit Agreement (the “Initial Drilling Period”), regardless of whether a discovery has been made in any well drilled under this provision.  All 25 wells must be drilled at locations approved by the AO, and each well must be drilled to a depth sufficient to test 200 feet below the top of the Pine Ridge formation, which is identified at a 909 foot depth on the Gamma Ray/Induction/Density well log on the Federal 1691 8i well, located in SE/4 of Section 8, T-16-N, R-91-W, Carbon County, in order to meet the dictates of this Section; provided however that none of the 25 wells drilled under the Initial Drilling Period requirement need be completed as wells capable of producing Unitized Substances in quantities sufficient to meet the Productivity Requirement, as defined hereinafter in Section 10, in order to meet the dictates of this Section, and it being further specifically understood and agreed by and among the parties hereto that certain of these initial wells, and any subsequent wells drilled under the terms of this Unit Agreement, may be specifically intended to de-water a coalbed formation to assist in the production of Unitized Substances.  If the Unit Operator or its designated agent drills wells in the Unit Area in excess of the number of initial obligation wells required in this Section 9(a), then the number of excess wells so drilled shall be deducted from the number of Annual Required Wells required for the succeeding year(s).

Failure to complete the drilling of all the initial obligation wells on time may result in the Unit Agreement approval being declared invalid ab initio by the AO.

(b)           Further Development And Operation.  Following the completion of the Initial Drilling Period, as defined in Section 9(a) hereof, the Unit Operator shall thereafter drill 25 coalbed natural gas wells each successive year (hereinafter referred to as “Annual Required Wells”) in the term of this Unit Agreement until unit contraction as provided for in Section 2(e), or until such time as the AO and the Unit Operator are in agreement that the Unit Area has been adequately tested, evaluated and developed under this Unit

Agreement.  If the Unit Operator or its designated agent drills wells in the Unit Area in excess of the number of Annual Required Wells per year, then the difference in the number of wells so drilled and the Annual Required Wells shall be deducted from the number of Annual Required Wells required for the succeeding year(s).  Notwithstanding anything contained herein to the contrary, no specific Annual Required Well need be completed as a well capable of producing Unitized Substances, it being the agreement by and among the parties hereto that some or most of the Annual Required Wells may be drilled for the purpose of de-watering a coalbed formation for the purpose of assisting in the production of Unitized Substances.  Failure to drill the Annual Required Wells during any specific year, in the absence of a credit of wells as hereinabove provided, shall result in the contraction of the Unit Area, effective the first day of the month following the default, to eliminate by subdivisions, (as defined in Section 2(e) hereof), all lands not then included within a participating area, or which are necessary for unit operations, or if a participating area has not been established at the time of default, the Unit Agreement shall automatically terminate.

Within twelve months after the effective date of this Unit Agreement, the Unit Operator shall submit for the acceptance of the AO a review of the operations for the Unitized Area.  The review should cover the drilling of wells that were completed to satisfy the initial drilling obligations as specified in Section 9a. of this Unit Agreement.  Thereafter, on an annual basis, the Unit Operator shall submit for the acceptance of the AO a review of operations for the previous year.  Subsequent reviews should normally be filed on an annual basis not later than sixty (60) days after the annual period ends.

Any review submitted pursuant to this section should discuss the drilling operations completed during the previous year and the drilling completed in the Unit Area which is to be considered for compliance with the drilling and development obligations of this section.  This review shall be complete and adequate as the AO may determine to be necessary and shall:

(i)  specify the number and locations of all wells drilled and the current status of the well(s); and

(ii)  provide a summary of annual and cumulative production for each unit well; and

(iii)  provide an accounting of wells completed in excess of the annual drilling requirements that will be used for credit in the succeeding year or years.

(c)           Additional Obligations.  The following shall be required in addition to the initial drilling obligation in 9(a) above:

(i) The Unit Operator shall be responsible for drilling, completing and equipping up to three sets of groundwater monitoring wells within the Unit Area, with each set to consist of either (i) three groundwater monitoring wells each completed in a stratigraphically different water-bearing zones within the upper Mesaverde Group or (ii) a single well completed in three stratigraphically different zones of interest in the Mesaverde Group.  The number of groundwater monitoring wells, surface locations, well depths, and completion zones of the groundwater monitoring wells shall be determined by, and in consultation with, the AO, and may only be drilled where the land surface is administered by the BLM.  The groundwater monitoring well requirements are summarized as follows:

(A)          The Unit Operator shall notify the AO at least thirty (30) days prior to the commencement of drilling operations on any groundwater monitoring well or wells.

(B)           Completion intervals in the water-bearing zones for each well will be identified by the AO in consultation with the Unit Operator from wireline logs for each well in the set.

(C)           The minimum acceptable wire-line log suite, for this purpose, shall consist of calibrated and properly-scaled (according to industry standards) high-resolution resistivity and spontaneous potential and gamma-ray curves and a high-resolution neutron-density with photoelectric and caliper curves.  The density-curve logging speed through the coals shall be no greater than 30 feet per minute.  Digital las format logs shall be submitted to the WSO-RMG and the AO, paper copies to the AO.

(D)          Each groundwater monitoring well shall be drilled, cased and completed in accordance to specifications of the AO.

(E)           Unit Operator shall drill the groundwater monitoring wells in accordance with Onshore Order No. 2 and all applicable regulations in a manner to prevent the possibility of a blowout because the pressure gradient may be greater than 0.433 psia per foot and the rocks penetrated may contain natural gas..

(F)           The groundwater monitoring wells shall be equipped with the appropriate monitoring equipment and shelters approved by the AO in consultation with the Unit Operator.

(G)           Additional information regarding the drilling and completion of the groundwater monitoring wells, the standard equipment required for the completed groundwater monitoring wells, and information on additional requirements for the groundwater monitoring wells can be obtained from the AO.

(ii)  The Unit Operator shall obtain a suite of open-hole, wire-line logs from at least one well in each Sub-Area to be located at least five miles from any other suites of open-hole, wire-line logs obtained in accordance with this section.  If Unit Operator has previously obtained and submitted to the AO a suite of open-hole, wire-line logs to satisfy a similar obligation under an existing or former unit covering one or more Sub-Areas, the prior submission shall satisfy the obligation under this Unit Agreement.  The wire-line logs shall be run from the surface to a depth of 100 below the base of the deepest coalbed in the unit area that the Unit Operator plans to develop for coalbed natural gas production.  The wire-line logs shall be calibrated and properly scaled according to industry standards and shall include, at a minimum, a high-resolution resistivity with spontaneous potential and gamma-ray curves and a high-resolution neutron density with photoelectric, caliper, and gamma-ray curves. The density-curve logging speed through the coals shall be no greater than 30 feet per minute. Digital las format logs shall be submitted to the WSO-RMG and the RFO, paper copies shall be submitted to the RFO.

(iii)  The Unit Operator shall be allowed to substitute all groundwater monitoring wells drilled and completed in accordance with the above paragraphs for the same number of unit obligation wells under this Section 9.  The Unit Operator shall be allowed to substitute one suite of the open-hole, wire line logs for one of the unit obligation wells.

10. PARTICIPATION AFTER DISCOVERY.  For the purposes of this Unit Agreement, the Productivity Requirement, for purposes of establishing the unit as a productive unit and/or the establishment of a participating area within the unit, shall be met when either one well is completed as capable of producing Unitized Substances in quantities of 75,000 cubic feet of gas per day (75 MCFGPD) or multiple wells are completed capable of producing, in the aggregate, Unitized Substances in quantities of 300,000 cubic feet of gas per day (300 MCFGPD), for a period of fifteen (15) continuous days or more, (“Productivity Requirement”).  In order to meet the Productivity Requirement hereunder in the case of multiple wells, such multiple wells must be located in proximity to each other so that no more than 2,500 feet of distance exists between the location of one well capable of producing Unitized Substances and the location of another well capable of either: (a) producing Unitized Substances or (b) de-watering for purposes of permitting or enhancing the production of Unitized Substances from another well.

Within ninety (90) days after completion of a well or wells capable of producing Unitized Substances in quantities sufficient to meet the Productivity Requirement, as set forth hereinabove, the Unit Operator shall submit for approval by the AO, a schedule, based on subdivisions of the public-land survey or aliquot parts thereof, of all land then regarded as reasonably proved to be productive of Unitized Substances in quantities sufficient to meet the Productivity Requirement or which are necessary for unit operations.  The schedule submitted to the AO by Unit Operator for the initial participating area shall include all wells producing or necessary for the production of Unitized Substances in quantities necessary to meet the Productivity Requirement, including de-watering wells.  The lands to be included in the schedule as regarded as reasonably proved to be productive for the initial participating area shall be each 40-acre subdivision, or aliquot equivalent, any portion of which is cut by a circle with a one-quarter mile (1,320 feet) radius drawn around the location of any well completed as a well capable of producing Unitized Substances or completed as a de-watering well necessary for the production of Unitized Substances from such participating area.  These lands shall constitute an initial participating area on approval of the AO, effective as of the date of first sales from such well or wells.  Following the establishment of the initial participating area, each subsequent participating area shall be established using the same Productivity Requirements and by like method.  The acreage of both Federal and non-Federal lands shall be based upon appropriate computations from the courses and distances shown on the last approved public-land survey as of the effective date of each initial participating area.  The schedule shall also set forth the percentage of Unitized Substances to be allocated, as provided in Section 11, to each committed tract in the participating area so established, and shall govern the allocation of production commencing with the effective date of the initial participating area.

An initial participating area shall be established for each separate producing area that is capable of producing Unitized Substances or for any group thereof which is produced as a separate producing area, and any two or more participating areas so established within the same Sub-Area may be combined into one, on approval of the AO.  When two or more participating areas within the same Sub-Area share a common boundary, the participating areas shall be combined into one, effective as of such appropriate date as may be approved or prescribed by the AO.  The participating area or areas so established shall be revised from time to time, subject to the approval of the AO, to include additional lands then regarded as reasonably proved to be productive of Unitized Substances or which are necessary for unit operations, or to exclude lands then regarded as reasonably proved not to be productive of Unitized Substances, and the schedule of allocation percentages shall be revised accordingly; provided, however, that no participating area established or revised under this Section 10 shall extend beyond the boundaries of Sub-Area on which the earliest well drilled in the participating area was located, thereby limiting the size and configuration of any participating area to the size and configuration of the applicable Sub-Area.

Revision of a participating area boundary shall be requested when either: (a) one or more additional wells are completed inside of the participating area, and less than 1320 feet from the boundary of such participating area; or (b) one or more additional wells are completed outside the boundaries of the participating area, but one or more such wells are within 2,500 feet of the boundary of the participating area (including any revision of such boundaries that will result from other wells included in the same revision) or within 2,500 feet of any other well to be included in the revised participating area.  Revision of the participating area shall be accomplished by the submission of an application for revision of the participating area (“Application for Revision”) by Unit Operator to the AO, and the subsequent approval of the Application for Revision by the AO.  An Application for Revision of a participating area may be submitted for approval to the AO by the Unit Operator on a monthly basis, if additional wells qualifying for a participating area revision are completed during the previous month.  Any well(s) or lands included in such Application for Revision need not meet any productivity requirement for inclusion in the participating area other than the requirement that such well(s) be completed as capable of producing Unitized Substances or as a dewatering well.  The lands to be included in an Application For Revision shall be each 40-acre subdivision, or aliquot equivalent, any portion of which is cut by a circle with a one-quarter mile (1,320 feet) radius drawn around the location of the well entitled to be included in the Application for Revision.  The effective date of any revision shall be the first day of the month in which the knowledge or information is obtained on which such revision is predicated (i.e., the date on which the applicable well or wells reached “total depth”); provided, however, that a more appropriate effective date may be used if justified by Unit Operator and approved by the AO.  No land shall be excluded from a participating area on account of depletion of its Unitized Substances, except that any participating area established under the provisions of this Unit Agreement shall terminate automatically whenever all wells completed in the formation on which the participating area is based have been abandoned.

It is the intent herein that the unit wells drilled hereunder will be drilled on a pattern of not less than one well per 80 acres, or the aliquot equivalent.  The parties hereto and the AO recognize, however, that efficient development of the Unit Area or a portion thereof may be accomplished by drilling wells located on a pattern of one well per 160 acres.  In the event Operator determines that it can efficiently develop the Unit Area or a portion thereof on a pattern of one well per 160 acres, it shall notify the AO of such event.  Thereafter, for purposes of meeting the Productivity Requirement where there are multiple wells within a participating area, the distance between wells shall be no more than 5,000 feet, rather than 2,500 feet, and the radius of the circle used to determine the lands to be included within a participating area shall be 2,000 feet drawn around the location of any well, rather than one-quarter mile.  The Unit Operator may request a revision of participating area boundaries when either: (a) one or more additional wells are completed inside of the participating area and less than 2,000 feet, rather than 1,320 feet, from the boundaries of such participating area (including any revision of such boundaries that will result from other wells included in the same revision); or (b) one or more additional wells are completed outside the boundaries of the participating area boundaries but within 5,000 feet, rather than 2,500 feet, of the boundary of the participating area, or within 5,000 feet, rather than 2,500 feet, of any other well to be included in the revised participating area.  All other terms and requirements of the foregoing paragraph shall remain the same.

It is the intent of this section that a participating area shall represent the area known or reasonably proved to be productive of Unitized Substances or which are necessary for unit operations; but, regardless of any revision of the participating area, nothing herein contained shall be construed as requiring any retroactive adjustment for production obtained prior to the effective date of the revision of the participating area.

In the absence of an agreement between the Unit Operator and the AO as to the proper definition of a participating area, or until a participating area has been established, the portion of all payments affected thereby shall, except royalty due the United States and the State of Wyoming, be impounded in a manner mutually acceptable to the working interest owners.  Royalties due the United States or the State of Wyoming shall be determined and the amount thereof shall be deposited, as directed by the appropriate Federal or State agency, until a participating area is finally approved and subsequently adjusted in accordance with a determination of the sum due as Federal or State of Wyoming royalty on the basis of such approved participating area.

Upon termination of the Sun Dog Unit and the Doty Mountain Unit as provided for in Section 33 hereof, the existing participating area in each such unit shall be merged into this Unit intact, and then be subject to this Unit Agreement the same as if such participating areas had been originally established under this Unit Agreement.

Determination as to whether wells completed within the Unit Area prior to the effective date of this Unit Agreement are qualified for inclusion in a participating area shall be deferred until an initial participating area is established as the result of the completion of a well or wells qualifying for establishment of a participating area in accordance with Section 10 of this Unit Agreement.

11. ALLOCATION OF PRODUCTION.  All Unitized Substances produced from a participating area established under this Unit Agreement, except any part thereof used in conformity with good operating practices within the Unit Area for drilling, operating and other production or development purposes, for repressuring or recycling in accordance with a plan of development and operations that has been approved by the AO, or unavoidably lost, shall be deemed to be produced equally on an acreage basis from the several tracts of Unitized Land and unleased Federal and/or State of Wyoming land, if any, included in the participating area established for such production.  Each such tract shall have allocated to it such percentage of said production as the number of acres of such tract included in said participating area bears to the total acres of Unitized Land and unleased Federal and/or State of Wyoming land, if any, included in said participating area.  There shall be allocated to the working interest owner(s) of each tract of Unitized Land in said participating area, in addition, such percentage of the production attributable to the unleased Federal and/or State of Wyoming land within the participating area as the number of acres of such unitized tract included in said participating area bears to the total acres of Unitized Land in said participating area, for the payment of the compensatory royalty specified in Section 16 of this Unit Agreement.  Allocation of production hereunder for purposes other than for settlement of the royalty, overriding royalty, or payment out of production obligations of the respective working interest owners, including compensatory royalty obligations under Section 16, shall be prescribed as set forth in the Unit Operating Agreement.  It is hereby agreed that production of Unitized Substances from a participating area shall be allocated as provided herein, regardless of whether any wells are drilled on any particular part or tract of the participating area.  If any gas produced from one participating area is used for repressuring or recycling purposes in another participating area, the first gas withdrawn from the latter participating area for sale during the life of this Unit Agreement, shall be considered to be the gas so transferred, until an amount equal to that transferred shall be so produced for sale and such gas shall be allocated to the participating area from which initially produced as such area was defined at the time that such transferred gas was finally produced and sold.

12. DEVELOPMENT OR OPERATION OF NON-PARTICIPATING LAND OR FORMATIONS.  Any non-unit operator may, with the approval of the AO, at such party’s sole risk, cost, and expense, drill a well or group of wells on the Unitized Land to test any unitized formation provided the well(s)  is (are) outside any participating area established for that formation, unless within ninety (90) days of receipt of notice from said party of his intention to drill the well(s), the Unit Operator elects and commences to drill the well(s) in a like manner as other wells are drilled by the Unit Operator under this Unit Agreement.

If any well drilled under this section by a non-unit operator results in production of Unitized Substances in quantities such that the land upon which it is situated may properly be included in a participating area, such participating area shall be established or enlarged as provided in this Unit Agreement and the well shall thereafter be operated by the Unit Operator in accordance with the terms of this Unit Agreement and the Unit Operating Agreement.

13. ROYALTY SETTLEMENT. The United States and the State of Wyoming and any royalty owner who is entitled to take in kind a share of the substances now unitized hereunder shall hereafter be entitled to the right to take in kind its share of the Unitized Substances, and Unit Operator, or the non-unit operator in the case of the operation of a well by a non-unit operator as herein provided for in special cases, shall make deliveries of such royalty share taken in kind in conformity with the applicable contracts, laws, and regulations.  Settlement for royalty interest not taken in kind shall be made by an operator responsible therefor under existing contracts, laws and regulations, or by the Unit Operator on or before the last day of each month for Unitized Substances produced during the preceding calendar month; provided, however, that nothing in this section shall operate to relieve the responsible parties of any land from their respective lease obligations for the payment of any royalties due under their leases.

Royalty due the United States shall be computed as provided in 30 CFR Part 200 and paid in value or delivered in kind as to all Unitized Substances on the basis of the amounts thereof allocated to unitized Federal land as provided in Section 11 at the rates specified in the respective Federal leases, or at such other rate or rates as may be authorized by law or regulation and approved by the AO; provided, that for leases on which the royalty rate depends on the daily average production per well, said average production shall be determined in accordance with the operating regulations as though each participating area were a single consolidated lease.

14. RENTAL SETTLEMENT.  Rental or minimum royalties due on leases committed hereto shall be paid by the appropriate parties under existing contracts, laws, and regulations, provided that nothing herein contained shall operate to relieve the responsible parties of the land from their respective obligations for the payment of any rental or minimum royalty due under their leases.  Rental or minimum royalty for lands of the United States or State of Wyoming subject to this Unit Agreement shall be paid at the rate specified in the respective leases from the United States or State unless such rental or minimum royalty is waived, suspended, or reduced by law or by approval of the Secretary or the State Land Commissioner or their respective duly authorized representatives.

With respect to any lease on non-Federal land containing provisions which would terminate such lease unless drilling operations are commenced upon the land covered thereby within the time therein specified or rentals are paid for the privilege of deferring such drilling operations, the rentals required hereby shall, notwithstanding any other provision of this Unit Agreement, be deemed to accrue and become payable during the term thereof as extended by this Unit Agreement and until the required drilling operations are commenced upon the land covered thereby, or until some portion of such land is included within a participating area.

15. CONSERVATION.  Operations hereunder and production of Unitized Substances shall be conducted to provide for the most economical and efficient recovery of said substances without waste, as defined by or pursuant to State or Federal law or regulation.

16. DRAINAGE.

(a)           The Unit Operator shall take such measures as the AO deems appropriate and adequate to prevent drainage of Unitized Substances from Unitized Land by wells on land not subject to this Unit Agreement, which shall include the drilling of protective wells and which may include the payment of a fair and reasonable compensatory royalty, as determined by the AO.  The parties shall not be obligated to drill protective wells or take other protective measures to prevent drainage of Unitized Substances among separate lands within the same Sub-Area, but shall take protective measures to prevent drainage from lands within one Sub-Area by wells drilled and producing on an adjoining Sub-Areas.

(b)           Whenever a participating area approved under Section 10 of this Unit Agreement contains unleased Federal or State lands, the value of 12 1/2 percent for Federal lands, or 16 2/3 percent in the instance of unleased State of Wyoming lands, of the production that would be allocated to such Federal or State lands under Section 11 of this Unit Agreement, if such lands were leased, committed and entitled to participation, shall be payable as compensatory royalties to the Federal Government and/or to the State of Wyoming, as the case may be.  Parties to this Unit Agreement holding working interests in committed leases within the applicable participating area shall be responsible for such compensatory royalty payments on the volume of production reallocated from the unleased Federal and/or State lands to their unitized tracts under Section 11.  The value of such production subject to the payment of said royalties shall be determined pursuant to the method set forth in 30 CFR Part 206 for the unleased Federal lands, and for the unleased State of Wyoming lands, as set forth in the lease terms of the then applicable standard State of Wyoming lease.

Payment of compensatory royalties on the production reallocated from unleased Federal and/or State land to the committed tracts within the participating area shall fulfill the Federal and/or State royalty obligation for such production, and said production shall be subject to no further Federal or State royalty assessment under Section 13 of this Unit Agreement.  Payment of compensatory royalties as provided herein shall accrue from the date the committed tracts in the participating area that includes unleased Federal and/or State land receive a production allocation, and shall be due and payable monthly by the last day of the calendar month next following the calendar month of actual production.  If leased Federal or State lands receiving a production allocation from the participating area become unleased, compensatory royalties shall accrue from the date the Federal or State lands become unleased.  Payment due under this provision shall end when the unleased Federal or State tract is leased or when production of Unitized Substances ceases within the participating area and the participating area is terminated, whichever occurs first.

17. LEASES AND CONTRACTS CONFORMED AND EXTENDED.  The terms, conditions, and provisions of all leases, subleases, and other contracts relating to exploration, drilling, development, or operation for oil or gas on lands committed to this Unit Agreement are hereby expressly modified and amended to the extent necessary to make the same conform to the provisions hereof, but otherwise to remain in full force and effect; and the parties hereto hereby consent that the Secretary shall and by his approval hereof, or by the approval hereof by his duly authorized representative, does hereby establish, alter, change, or revoke the drilling, producing, rental, minimum royalty, and royalty requirements of Federal leases committed hereto and the regulations in respect thereto to conform said requirements to the provisions of this Unit Agreement, and, without limiting the generality of the foregoing, all leases, subleases, and contracts are particularly modified in accordance with the following:

(a)           The development and operation of lands subject to this Unit Agreement under the terms hereof shall be deemed full performance of all obligations for development and operation with respect to each and every separately owned tract subject to this Unit Agreement, regardless of whether there is any development of any particular tract of this Unit Area.

(b)           Drilling and producing operations performed hereunder upon any tract of Unitized Lands will be accepted and deemed to be performed upon and for the benefit of each and every tract of Unitized Land, and no lease shall be deemed to expire by reason of failure to drill or produce wells situated on the land therein embraced.

(c)           Suspension of drilling or producing operations on all Unitized Lands pursuant to direction or consent of the AO shall be deemed to constitute such suspension pursuant to such direction or consent as to each and every tract of Unitized Land.  A suspension of drilling or producing operations limited to specified lands shall be applicable only to such lands.

(d)           Each lease, sublease or contract relating to the exploration, drilling, development, or operation for oil or gas of lands other than those of the United States committed to this Unit Agreement which, by its terms might expire prior to the termination of this Unit Agreement, is hereby extended beyond any such term so provided therein so that it shall be continued in full force and effect for and during the term of this Unit Agreement.

(e)           Any Federal lease committed hereto shall continue in force beyond the term so provided therein or by law as to the land committed so long as such lease remains subject hereto, provided that production of Unitized Substances in quantities sufficient to meet the Productivity Requirement, as defined hereinabove in Section 10, is established under this Unit Agreement prior to the expiration date of the term of such lease, or in the event actual drilling operations are commenced on Unitized Land, in accordance with provisions of this Unit Agreement, prior to the end of the primary term of such lease and are being diligently prosecuted at that time, such lease shall be extended for two years, and so long thereafter as Unitized

Substances are produced in paying quantities in accordance with the provisions of the Mineral Leasing Act, as amended.

(f)            Each sublease or contract relating to the operation and development of Unitized Substances from lands of the United States committed to this Unit Agreement, which by its terms would expire prior to the time at which the underlying lease, as extended by the immediately preceding paragraph, will expire, is hereby extended beyond any such term so provided therein so that it shall be continued in full force and effect for and during the term of the underlying lease as such term is herein extended.

(g)           The segregation of any Federal lease committed to this Unit Agreement is governed by the following provision in the fourth paragraph of Sec. 17(m) of the Mineral Leasing Act, as amended by the Act of September 2, 1960, (74 Stat. 781-784) (30 U.S.C. 226 (m)):

“Any (Federal) lease heretofore or hereafter committed to any such (unit) plan embracing lands that are in part within and in part outside of the area covered by any such plan shall be segregated into separate leases as to the lands committed and the lands not committed as of the effective date of unitization: Provided, however, that any such lease as to the non-unitized portion shall continue in force and effect for the term thereof but for not less than two years from the date of such segregation and so long thereafter as oil or gas is produced in paying quantities.”

Provided, however, that it is the specific intent of the parties hereto not to cause or effectuate any horizontal segregation of any Federal lease committed hereto as a consequence of the depth limitations of the untized lands set forth in Section 3 above.

If the public interest requirement is not satisfied, the segregation of a lease and/or extension of a lease pursuant to 43 CFR 3107.3-2 and 43 CFR 3107.4, respectively, shall not be effective.

18. COVENANTS RUN WITH LAND.  The covenants herein shall be construed to be covenants running with the land with respect to the interests of the parties hereto and their successors in interest until this Unit Agreement terminates, and any grant, transfer or conveyance of interest in land or leases subject hereto shall be and hereby is conditioned upon the assumption of all privileges and obligations hereunder by the grantee, transferee, or other successor in interest.  No assignment or transfer of any working interest royalty, or other interest subject hereto shall be binding upon Unit Operator until the first day of the calendar month after Unit Operator is furnished with the original, photostatic, or certified copy of the instrument of transfer.

19. EFFECTIVE DATE AND TERM.  This Unit Agreement shall become effective upon approval of the AO and shall automatically terminate five (5) years from said effective date unless:

(a)           upon application by the Unit Operator such date of expiration is extended by the AO, or

(b)           it is reasonably determined prior to the expiration of the fixed term or any extension thereof that the Unitized Land is incapable of production of Unitized Substances in quantities sufficient to meet the Productivity Requirement, as defined hereinabove in Section 10, in the formations tested hereunder, and after notice of intention to terminate this Unit Agreement on such ground is given by the Unit Operator to all parties in interest at their last known addresses, this Unit Agreement is terminated with approval of the AO, or

(c)           a valuable discovery of Unitized Substances in quantities sufficient to meet the Productivity Requirement, as defined in Section 10, has been made or accepted on Unitized Land during said initial term or any extension thereof, in which event this Unit Agreement shall remain in effect for such term and so long thereafter as Unitized Substances can be produced in quantities sufficient to pay for the cost of producing same, from wells on Unitized Land within any participating area established hereunder.  Should production cease, and diligent drilling or reworking operations to restore production or new production are not in progress within sixty (60) days and production is not restored or should new production not be obtained in quantities sufficient to meet the Productivity Requirement, as defined in Section 10 on committed lands within this Unit Area, this Unit Agreement will automatically terminate effective the last day of the month in which the last unitized production occurred, or

(d)           it is voluntarily terminated as provided in this Unit Agreement.  Except as noted herein this Unit Agreement may be terminated at any time by not less than 75 per centum, on an acreage basis, of the working interest owners signatory hereto, with the approval of the AO.  The Unit Operator shall give notice of any such approval to all parties hereto.  If the public interest requirement is not satisfied, the approval of this unit by the AO shall be invalid.

20. RATE OF PROSPECTING, DEVELOPMENT, AND PRODUCTION.  The AO is hereby vested with authority to alter or modify from time to time, in his discretion, the quantity and rate of production under this Unit Agreement when such quantity and rate are not fixed pursuant to Federal or State law, or do not conform to any Statewide voluntary conservation or allocation program which is established, recognized, and generally adhered to by the majority of operators in such State.  The above authority is hereby limited to alteration or modifications which are in the public interest.  The public interest to be served and the purpose thereof, must be stated in the order of alteration or modification.  Without regard to the foregoing, the AO is also hereby vested with authority to alter or modify from time to time, in his discretion, the rate of prospecting and development and the quantity and rate of production under this Unit Agreement when such alteration or modification is in the interest of attaining the conservation objectives stated in this Unit Agreement and is not in violation of any applicable Federal or State law.

Powers in this section vested in the AO shall only be exercised after notice to Unit Operator and opportunity for hearing to be held not less than fifteen (15) days from notice.

21. APPEARANCES.  The Unit Operator shall, after notice to other parties affected, have the right to appear for and on behalf of any and all interests affected hereby before the Department of the Interior and to appeal from orders issued under the regulations of said Department, or to apply for relief from any of said regulations, or in any proceedings relative to operations before the Department, or any other legally constituted authority; provided, however, that any other interested party shall also have the right at its own expense to be heard in any such proceeding.

22. NOTICES. All notices, demands, or statements required hereunder to be given or rendered to the parties hereto shall be in writing and shall be personally delivered to the party or parties, or sent by postpaid registered or certified mail, to the last known address of the party or parties.

23. NO WAIVER OF CERTAIN RIGHTS.  Nothing herein contained in this Unit Agreement shall be construed as a waiver by any party hereto of the right to assert any legal or constitutional right or defense as to the validity or invalidity of any law of the State where the Unitized Lands are located, or of the United States, or regulations issued thereunder in any way affecting such party, or as a waiver by any such party of any right beyond his or its authority to waive.

24. UNAVOIDABLE DELAY.  All obligations under this Unit Agreement requiring the Unit Operator to commence or continue drilling, or to operate on, or produce Unitized Substances from any of the lands covered by this Unit Agreement, shall be suspended while the Unit Operator, despite the exercise of due care and diligence, is prevented from complying with such obligations, in whole or in part, by strikes, acts of God, Federal, State, or municipal law or agencies, including by way of example and not limitation, enforcement of the National Environmental Protection Act of 1969, compliance with the Atlantic Rim Environmental Impact Statement, and other environmental and water Acts of the United States and its various states, including the State of Wyoming, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials or equipment in the open market, or other matters beyond the reasonable control of the Unit Operator whether similar to matters herein enumerated or not.  The provisions of this section shall also apply to the unit terms as established under this Unit Agreement, thereby allowing a suspension of any of the unit terms, when justified, as herein provided for.

25. NONDISCRIMINATION.  In connection with the performance of work under this Unit Agreement, the Unit Operator agrees to comply with all the provisions of Section 202 (1) to (7) inclusive of Executive Order 11246 (30 F.R. 12319), as amended, which are hereby incorporated by reference in this Unit Agreement.

26. LOSS OF TITLE.  In the event title to any tract of Unitized Land shall fail and the true owner cannot be induced to join in this Unit Agreement, such tract shall be automatically regarded as not committed hereto, and there shall be such readjustment of future costs and benefits as may be required on account of the loss of such title.  In the event of a dispute as to title to any royalty, working interest, or other interest subject thereto, payment or delivery on account thereof may be withheld without liability for interest until the dispute is finally settled; provided, that, as to Federal lands or leases, no payments of funds due the United States shall be withheld, but such funds shall be deposited as directed by the AO, to be held as unearned money pending final settlement of the title dispute, and then applied as earned or returned in accordance with such final settlement.

Unit Operator as such is relieved from any responsibility for any defect or failure of any title hereunder.

27. NON-JOINDER AND SUBSEQUENT JOINDER.  If the owner of any substantial interest in a tract within the Unit Area fails or refuses to subscribe or consent to this Unit Agreement, the owner of the working interest in that tract may withdraw the tract from this Unit Agreement by written notice delivered to the proper Bureau of Land Management office and the Unit Operator prior to the approval of this Unit Agreement by the AO.  Any interests in the substances unitized hereunder, in lands within the Unit Area not committed hereto prior to final approval may thereafter be committed hereto by the owner or owners thereof subscribing or consenting to this Unit Agreement, and, if the interest is a working interest, by the owner of such interest also subscribing to the Unit Operating Agreement.  After operations are commenced hereunder, the right of subsequent joinder, as provided in this section, by a working interest owner is subject to such requirements or approval(s), if any, pertaining to such joinder, as may be provided for in the Unit Operating Agreement.  After final approval hereof, joinder by a non-working interest owner must be consented to in writing by the working interest owner committed hereto and responsible for the payment of any benefits that may accrue hereunder in behalf of such non-working interest.  A non-working interest may not be committed to this Unit Agreement unless the corresponding working interest is committed hereto.  Joinder to the Unit Agreement by a working interest owner, at any time, must be accompanied by appropriate joinder to the Unit Operating Agreement, in order for the interest to be regarded as committed to this Unit Agreement.  Except as may otherwise herein be provided, subsequent joinders to this Unit Agreement shall be effective as of the date of the filing with the AO of duly executed counterparts of all or any papers necessary to establish effective commitment of any interest and/or tract to this Unit Agreement.

28. COUNTERPARTS.  This Unit Agreement may be executed in any number of counterparts, no one of which needs to be executed by all parties, or may be ratified or consented to by separate instrument in writing specifically referring hereto and shall be binding upon all those parties who have executed such a counterpart, ratification, or consent hereto with the same force and effect as if all such parties had signed the same document, and regardless of whether or not it is executed by all other parties owning or claiming an interest in the lands within the above-described Unit Area.

29. SPECIAL SURFACE STIPULATIONS.  Nothing in this Unit Agreement shall modify the special Federal lease stipulations attached to the individual Federal oil and gas leases.

30. SURRENDER.  Nothing in this Unit Agreement shall prohibit the exercise by any working interest owner of the right to surrender vested in such party by any lease, sublease, or operating agreement as to all or any part of the lands covered thereby, provided that each party who will or might acquire such working interest by such surrender or by forfeiture as hereafter set forth, is bound by the terms of this Unit Agreement.

If as a result of any surrender, the working interest rights as to such lands become vested in any party other than the fee owner of the Unitized Substances, said party may forfeit such rights and further benefits from operations hereunder as to said land to the party next in the chain of title who shall be and become the owner of such working interest.

If as the result of any such surrender or forfeiture working interest rights become vested in the fee owner of the Unitized Substances, such owner may:

(a)           Accept those working interest rights subject to this Unit Agreement and the Unit Operating Agreement; or

(b)           Lease the portion of such land as is included in a participating area established hereunder subject to this Unit Agreement and the Unit Operating Agreement; or

(c)           Provide for the independent operation of any part of such land that is not then included within a participating area established hereunder.

If the fee owner of the Unitized Substances does not accept the working interest rights subject to this Unit Agreement and the Unit Operating Agreement or lease such lands as above provided within six (6) months after the surrendered or forfeited, working interest rights become vested in the fee owner; the benefits and obligations of operations accruing to such lands under this Unit Agreement be shared by the remaining owners of the unitized working interests in accordance with their respective working interest ownerships, and such owners of working interests shall compensate the fee owner of Unitized Substances in such lands by paying sums equal to the rentals, minimum royalties, and royalties applicable to such lands under the lease in effect when the lands were unitized.

An appropriate accounting and settlement shall be made for all benefits accruing to or payments and expenditures made or incurred on behalf of such surrendered or forfeited working interests subsequent to the date of surrender of forfeiture, and payment of any moneys found to be owing by such an accounting shall be made as between the parties within thirty (30) days.

The exercise of any right vested in a working interest owner to reassign such working interest to the party from whom obtained shall be subject to the same conditions as set forth in this section in regard to the exercise of a right to surrender.

31. TAXES.  The working interest owners shall render and pay for their account and the account of the royalty owners all valid taxes on or measured by the Unitized Substances in and under or that may be produced, gathered and sold from the land covered by this Unit Agreement after its effective date, or upon the proceeds derived therefrom.  The working interest owners on each tract shall and may charge the proper proportion of said taxes to royalty owners having interests in said tract, and may currently retain and deduct a sufficient amount of the Unitized Substances or derivative products, or net proceeds thereof, from the allocated share of each royalty owner to secure reimbursement for the taxes so paid.  No such taxes shall be charged to the United States or the State of Wyoming or to any lessor who has a contract with his lessee which requires the lessee to pay such taxes.

32. NO PARTNERSHIP.  It is expressly agreed that the relation of the parties hereto is that of independent contractors and nothing contained in this Unit Agreement, expressed or implied, nor any operations conducted hereunder, shall create or be deemed to have created a partnership or association between the parties hereto or any of them.

33.  TERMINATION OF EXISTING UNITS.  Inasmuch as certain of the parties hereto are also parties to the Sun Dog (CBM) Unit Agreement, No. WYW152954X, approved effective as of January 22, 2002, and the Doty Mountain (CBM) Unit Agreement No. WYW157478X, approved effective as of April 19, 2004, it is agreed that effective as of the effective date of the initial or first participating area established hereunder, the Sun Dog (CBM) Unit Agreement and Doty Mountain (CBM) Unit Agreement shall be deemed to be terminated automatically, and the lands subject thereto shall be deemed to be simultaneously merged with this unit.

34.  STATE LAND PROVISIONS.  Certain of the unitized lands are trust lands of the State of Wyoming, and, in connection with the approval of this Unit Agreement by the Board of Land Commissioners of said State pursuant to W.S. §36-6-101, et seq., it is agreed that there shall be filed with the Commissioner of Public Lands of said State:

(a)           Two complete copies of this Agreement and two copies of any revised Exhibit “A” or “B” concurrently with the filing thereof with the AO, pursuant to Section 2 hereof.

(b)           Two copies of any notice of the proposed expansion or contraction of the Unit Area required to be delivered to the AO pursuant to Section 2(b) hereof.

(c)           Two copies of any Unit Operating Agreement executed pursuant to Section 7 hereof.

(d)           Two copies of any schedule of proposed participating area submitted for approval under Section 10, concurrently with its submission to the AO.  The Commissioner, or his authorized representative, shall have a period of fifteen (15) days from receipt of said schedule within which to file with the AO any objection thereto, together with any recommendation of revision thereof.  If such objection or recommendation is not concurred in by Unit Operator and the AO prior to submission of the schedule to the AO for final approval, the AO shall approve or disapprove the schedule after giving due consideration to the objections and recommendations filed by the Commissioner or his representative.

(e)           Two copies of any review of operations which is filed with the AO under Section 9 hereof.

(f)            Two copies of all instruments of subsequent joinder executed under Section 27 hereof.

It is further agreed that:

(g)           All valid, pertinent and reasonable regulations hereafter issued governing drilling and producing operations on nonfederal lands which are not inconsistent with the terms hereof or with the laws of the State of Wyoming are hereby accepted and made a part of this Unit Agreement.

(h)           Nothing in this Unit Agreement shall relieve lessees of the trust lands of the State of Wyoming from their obligations to pay rentals and royalties with respect to unitized substances allocated to such lands hereunder, at the rate specified in their respective leases.

(i)            In the event that a title dispute arises as to State lands or leases, no payment of funds due the State of Wyoming shall be withheld, but such funds shall be deposited as directed by the Director of the Office of State Lands and Investments to be held as unearned money pending final settlement of the title dispute, and then applied as earned or returned in accordance with such final settlement.

(j)            Royalties due the State of Wyoming on any production from State lands committed to the unit area are due the State and shall be paid in the time and manner as provided by lease or rule, until a participating area embracing such area is approved.  Then, such payment shall be adjusted in accordance with the tract participation determined for such approved participating area.

Each party to this Unit Agreement, holding any lease or leases of trust lands from the State of Wyoming subject to this Unit Agreement, or holding any interest in or under such lease or leases or in the production from the lands covered thereby, agrees that said Board of Land Commissioners may, and by its approval hereof does, hereby alter, change, modify, or revoke the drilling, producing and royalty allocation requirements of such lease or leases, and the regulations in respect thereto, to conform the provisions of said lease or leases to the provisions of this Unit Agreement.  Notwithstanding anything contained herein to the contrary, the royalty requirements of such lease(s) shall be altered, changed, modified, or revoked to the extent, and only to the extent, necessary to conform such lease(s) to the provisions of Subsection 34(j) hereof.  Such parties and said Board further agree that, except as otherwise expressly provided in this Unit Agreement, no such lease shall be deemed to terminate or expire so long as it shall remain committed hereto.  Notwithstanding anything to the contrary in Section 17 hereof contained, should any of the trust lands of the State of Wyoming outside of a participating area within the Unit Area established hereunder cease to be committed to this Unit Agreement, such lands shall thereafter be free from the effect of this Unit Agreement unless and until such lands are expressly recommitted to this Unit Agreement pursuant to Section 27 hereof, with the approval of the Board of Land Commissioners.

35.  AMENDMENT OF UNIT AGREEMENT.  The terms, provisions, and conditions contained herein may be changed, modified, or amended with the consent of ninety percent (90%) of the working interest owners and sixty percent (60%) of the basic royalty interests (exclusive of the basic royalty of the United States) committed hereto, and the approval of the AO.

IN WITNESS WHEREOF, the parties hereto have caused this Unit Agreement to be executed and have set opposite their respective names the date of execution.

UNIT OPERATOR AND WORKING INTEREST OWNER

ANADARKO E&P COMPANY LP

		By	/s/ Michael A. Nixson
Michael A. Nixson
Agent and Attorney-in-Fact

Address:	1099 Eighteenth Street, Suite 1200		Date Executed: 2-23-2011
Denver, Colorado 80202-1964

STATE OF Colorado)

) ss.

COUNTY OF Denver)

The foregoing instrument was acknowledged before me by Michael A. Nixson, as Agent and Attorney-in-Fact for Anadarko E&P Company, LP.

This 23rd day of February, 2011.

WITNESS my hand and official seal.

My Commission Expires: 3-25-2013
/s/ Lynn Padgett
Notary Public